UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2014

PCM, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25790	95-4518700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 E. Mariposa Ave.

El Segundo, California 90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry Into a Material Definitive Agreement.

On December 23, 2014, PCM, Inc. (the “Buyer”) entered into an agreement with Sarcom Properties, Inc. (the “Seller”), an unaffiliated third party, to buy certain real property from the Seller for a total cash sales price of $6,569,500 (the “Agreement”). The real property is located at 8337 Green Meadows Drive N., Lewis Center, Ohio and includes approximately 12.4 acres of land together with a building for office and warehouse space of approximately 144,000 square feet (the “Building”). One of our other subsidiaries is currently the tenant of the Building and it is currently being used as our second headquarters, sales office and distribution center. We expect to finance around 70% of the purchase price with a long-term note.

The Buyer is entitled to terminate the Agreement for any reason while it conducts due diligence related to the property during a 30 day period from December 23, 2014 (the “Due Diligence Period”). In addition, the Buyer may extend the Due Diligence Period for further environmental due diligence for an additional 30 days if it determines in its sole discretion that further environmental due diligence is required. However, the Buyer and Seller have agreed to use best efforts to close the transaction no later than January 31, 2015. The Agreement also contains other customary closing conditions to the purchase and sale of the real property.

Pursuant to the Agreement, the Buyer shall make a $175,000 deposit into escrow. The deposit is refundable to the Buyer until the expiration of the Due Diligence Period and the approval of all of Buyer’s contingencies in the event (i) Buyer elects to terminate the Agreement; (ii) Seller defaults in any of its obligations under the Agreement; or (iii) the Agreement terminates for any other reason during the Due Diligence Period.

Under the terms of the Agreement, upon the closing of the transaction the Buyer may elect to receive an assignment of the lease between the Seller and our affiliated subsidiary or to terminate that lease.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PCM, INC.

	By:	/s/ Brandon H. LaVerne
	Name:	Brandon H. LaVerne
	Title:	Chief Financial Officer

Dated: December 29, 2014